Exhibit 10.25

To accept this award, no further action is required.

To decline this award, you must complete the Notice of Award Refusal on the last page and return it to Liz Callahan by [___] , 20[_].

Associate Name

Home Address		Price On Date
		Of Grant	$x.xx./share

Performance	No. of
Level	Shares Awarded	Grant Date	[___] [__], [___]

MANAGEMENT AWARD AMOUNT: The 20[___] award is based upon your overall Associate Performance Evaluation Score and competitive market data for long term incentive awards for your position.

Awards have been reduced by the approximate number of shares to be issued to you as a “retirement contribution” under the Triton Management Company, Inc. Savings and Investment Plan.

ON-GOING ELIGIBILITY: You must meet the following criteria to be eligible for future awards:

•	Full-Time employment as of the Grant Date;

•	Attainment of 21 years of age as of May 1st of the year in which the award is granted;

•	Overall performance Level equal to a “meets” or greater on your most recent review;

•	No 2nd level Performance Improvement Plans in the prior twelve months from the Grant Date (no Associate will be excluded from a grant for more than one year as a result of the same Performance Improvement Plan); and

•	Actively at work on the Grant Date.

VESTING: The shares awarded to you vest 25% per year over a four -year period, commencing on May 1, 20[___]. A summary of the vesting schedule is as follows:

Anniversary of Grant Date	Vesting Percent	Vest Date
1st Anniversary	25%	May 1, 20[___]
2nd Anniversary	50%	May 1, 20[___]
3rd Anniversary	75%	May 1, 20[___]
4th Anniversary	100%	May 1, 20[___]

The shares cease to vest on the date your employment with Triton terminates for any reason. Any unvested shares will be forfeited.

TAX LIABILITY: This restricted stock award is considered “compensation” under the Internal Revenue Code and, therefore, carries with it an income tax liability. By accepting this award, you agree to recognize the income tax liability upon either the date you vest or the Grant Date as described below:

1.	On any vesting date, you may sell enough shares to satisfy the tax liability or pay the withholding tax obligation by remitting a personal check to Triton for the appropriate amount of taxes.

2.	Within thirty (30) days of the Grant Date, you may file an “83(b) election” with the Internal Revenue Service to recognize as income 100% of the award’s fair market value as of the Grant Date. You will be required to remit a payment equal to the tax liability with the 83(b) election. The 83(b) election and payment should be sent via certified mail to the Internal Revenue Service. You must also send a copy of the 83(b) election and check used for payment to the Payroll Department in Berwyn, PA (Attention: Laurie Marshall). Otherwise, Triton will require taxes to be paid when you vest.

The restricted stock award is subject to tax treatment specific to capital gains or losses when the stock is eventually sold. It is your responsibility to consult a tax advisor to determine and establish implications associated with any grant, vest or sale.

RESTRICTIONS ON UNVESTED SHARES: You will have all of the rights of a stockholder with respect to the unvested shares awarded to you, including the right to vote the shares and receive any dividends declared. Except for the escrow of the shares with Triton’s record keeper or the transfer of unvested shares back to Triton upon their forfeiture, none of the unvested shares can be transferred, encumbered or otherwise disposed of in any way by you.

SALES OF VESTED SHARES: The sale of vested shares may not occur until the tax liability with respect to the shares is satisfied and the recordkeeper has updated the account accordingly. Typically, this takes 4 to 7 business days following the receipt of the tax payment.

EMPLOYMENT “AT-WILL:” Employment with Triton is “at-will.” You or Triton may terminate your employment at any time for any reason or for no reason. This restricted stock award does not in anyway change the “at-will” relationship between you and Triton.

CHANGE IN CONTROL: Notwithstanding the vesting schedule, your unvested shares shall vest on the date a “change in control” occurs (the “Change of Control Date”) as follows:

(i)	If your vested percentage in the shares is less than 50% on the Change of Control Date, then your vested percentage for all of the shares shall be increased to 50% on such date; and the remaining unvested shares shall become fully (i.e., 100%) vested if any of the following occur:

(a)	Your employment with Triton or its successor is terminated (except for cause) in connection with the “change of control” or within one year after the Change of Control Date;

(b)	You decline employment or, prior to the one-year anniversary of the Change of Control Date, terminate your employment because you are offered a position that is not substantially similar to your position immediately prior to the Change of Control Date or such new position is located more than thirty (30) miles from your position held immediately prior to the Change of Control Date; or

(c)	You remain in the employ of Triton or any successor entity for a period of one year after the Change of Control Date.

(ii)	If your vested percentage in the shares is 50% or more on the Change of Control Date, your vested percentage for all of the shares shall become fully (i.e., 100%) vested as of the Change of Control Date.

As used herein, the term “change of control” shall have the meaning set forth in the Plan.

TERMS AND CONDITIONS OF PLAN: This Restricted Stock Award Agreement and Notification is subject to the terms, conditions and restrictions set forth and incorporated herein and contained in the Triton PCS Holdings Inc. Stock and Incentive Plan, as amended and restated (the “Plan”). This is not a stock certificate or a negotiable instrument. To the extent that any conflict may exist between any term or provision of this Notification of Restricted Stock Award and any term or provision of the Plan, the term or provision of the Plan shall control. All questions of interpretation concerning this restricted stock award are determined by the Compensation Committee of the Board of Directors of Triton (the “Committee”). All determinations by the Committee shall be final and binding upon all persons having or claiming an interest in the shares. Unless otherwise determined by Triton’s Board of Directors, the Committee may amend this restricted stock award at any time; provided, however, that no such amendment may impair your rights with respect to the shares without your consent.

NOTICE OF AWARD REFUSAL

To decline this award, please complete this Notice of Award Refusal and return by [___] , 20[_].

To:	Liz Callahan Fax to 610-993-2158 or mail to:
Human Resources/ Berwyn

From:

Date:

Re: NOTICE OF AWARD REFUSAL

By signing and dating this Notice of Award Refusal, I acknowledge that I have read the Notification Of Restricted Stock Award in full, understand the terms and refuse acceptance of the 20[___] grant awarded under the Triton PCS Holdings, Inc. Stock and Incentive Plan. I understand that my decision is final and irrevocable.

ASSOCIATE SIGNATURE:	DATE:

PRINT NAME:	SOCIAL SECURITY NUMBER:

Return the original form to Liz Callahan in the Berwyn office by [___] , 20[_]. Please maintain a copy for your personal records.